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                                 PERKINS COIE
             A LAW PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
       1201 THIRD AVENUE, 40TH FLOOR * SEATTLE, WASHINGTON  98101-3099
            TELEPHONE: (206) 583-8888 * FACSIMILE: (206) 583-8500



                                  June 6, 1995





Board of Directors
NeoRx Corporation
410 West Harrison Street
Seattle, WA  98119-4007

         RE: REGISTRATION OF 1,654,338 SHARES OF COMMON STOCK AND 1,323,471 WARRANTS TO PURCHASE COMMON STOCK

Dear Ladies and Gentlemen:

         We have acted as counsel to NeoRx Corporation (the "Company") in connection with the proceedings to register for resale under the Securities Act of 1933, as amended, (i) 1,323,471 previously issued and outstanding shares of the Company's Common Stock (the "Shares"), (ii) 1,323,471 previously issued and outstanding warrants (the "Warrants") to purchase shares of the Company's Common Stock, and (iii) 330,867 shares of the Company's Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"). We have also reviewed the corporate proceedings relating to the issuance of the Shares.

         Based on the foregoing, it is our opinion that (i) the Shares and the Warrants are validly issued, fully paid and non-assessable and (ii) the Warrant Shares, upon the payment to the Company of the exercise price, and the issuance and delivery of the Warrant Shares, in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassesable.

         We consent to the filing of this opinion as an exhibit to the Company's registration statement for Form S-3 with respect to the Shares and to the reference to our firm in the registration statement under the caption "Legal Matters."

                                                   Sincerely,


                                                   PERKINS COIE